Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-31012, 333-74624, 333-116952, 333-116953, 333-123516, 333-128860, 333-133840, 333-141494, 333-151033 and 333-159027) and Form S-3 (No. 333-155531 and 333-148043) of The Walt Disney Company of our report dated December 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the accounting and reporting for noncontrolling interests, as to which the date is February 18, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP

Los Angeles, California

February 18, 2010